Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement on Form SB-2 filing of China International Enterprises Corp. (the "Form SB-2") of our report dated February 10, 2005 on our audit of the financial statements of China International Enterprises Corp. as of January 30, 2005 and for the period from January 13, 2005 (inception) to January 30, 2005 and our report dated January 31, 2005 on the consolidated financial statements of Heng Xing Technology Group Development Limited and subsidiary for the fiscal year ended December 31, 2004, which reports are incorporated in the Form SB-2.


/s/ Kabani & Company, Inc.
-----------------------------
Kabani & Company, Inc.
Huntington Beach, California

February 24, 2005